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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 Ribapharm Inc.
             (Exact Name of Registrant as Specified in Its Charter)


               Delaware                               95-4805655
(State of Incorporation or Organization)  (I.R.S. Employer Identification No.)


         3300 Hyland Avenue
           Costa Mesa, CA                                   92626
(Address of Principal Executive Offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

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          Title of Each Class              Name of Each Exchange on Which
          to be so Registered              Each Class is to be Registered
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  Rights to Purchase Series A Junior           New York Stock Exchange
  Participating Preferred Stock, par
         value $0.01 per share
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If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. |X|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None

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      This Form 8-A/A amends and supplements the Form 8-A filed by Ribapharm,
Inc., a Delaware corporation, on July 3, 2003 (the "Form 8-A").

Item 1.     Description of Registrant's Securities to be Registered.

      On August 4, 2003, pursuant to an agreement with ICN Pharmaceuticals, Inc. ("ICN") and Rx Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of ICN, and upon authorization of the Board of Directors of Ribapharm, Inc. (the "Company"), the stockholder rights plan adopted by the Company on June 20, 2003, and amended on July 2, 2003 (the "Rights Agreement"), was further amended. Accordingly, on August 4, 2003, a Second Amendment to Rights Agreement (the "Amendment") was entered into by the Company and Continental Stock Transfer & Trust Company.

      Section 1 of the Amendment provides as follows:


      1. The following sentence shall be added to the end of the definition of "Acquiring Person" in Section 1(a) of the Agreement:


            Notwithstanding the foregoing, neither ICN Pharmaceuticals, Inc., a Delaware corporation ("ICN"), nor Rx Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of ICN ("Rx Acquisition"), nor any of their respective affiliates, shall be deemed to be an Acquiring Person as a result of the acquisition of Common Shares pursuant to the Offer or the Merger (as each such term is defined in the Offer to Purchase, filed by ICN with the Securities and Exchange Commission on June 10, 2003 (as amended or supplemented from time to time, the "Offer to Purchase")); provided that the offer price in the Offer shall not be less than $6.25 per Share (as defined in the Offer to Purchase), net to the stockholders of the Company in cash, without interest, and the percentage of Shares (as defined in the Offer to Purchase) required to be tendered in the Offer to satisfy the Minimum Condition (as defined in the Offer to Purchase) shall not be reduced below the percentage contemplated by Paragraph 4 of the Agreement, dated as of August 4, 2003, by and among the Company, ICN and Rx Acquisition.


      Section 2 of the Amendment provides as follows:


      2. Notwithstanding Amendment No. 1, Section 1(i) of the Agreement is hereby amended and restated as follows:

            (i) "Distribution Date" shall mean the earlier of the Close of Business on (i) the Shares Acquisition Date or (ii) the 10th Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the Tender Offer Commencement Date; provided, however, that no Distribution Date shall occur as a result of the acquisition of Common Shares pursuant to the Offer or the Merger (as each such term is defined in the Offer to Purchase).


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      The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 1 and is incorporated herein by reference, and to the Rights Agreement, a copy of which has been filed with the Securities and Exchange Commission as Exhibit
4.2 to a Current Report on Form 8-K filed on June 23, 2003, and as subsequently amended, as Exhibit 4.1 to a Current Report on Form 8-K filed on July 3, 2003, which is incorporated herein by reference.


Item 2.     Exhibits.

      Item 2 of the Form 8-A is hereby amended by adding the following new exhibit:

      1. Second Amendment to Rights Agreement, dated as of August 4, 2003, by and between Ribapharm Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 5, 2003).*

* This item is hereby incorporated by reference from the exhibit of the filing or report indicated and is hereby made a part of this Statement.


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                                  SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          RIBAPHARM INC.


Date:  August 12, 2003                    By:  /s/ Daniel J. Paracka
                                             ---------------------------
                                          Name:  Daniel J. Paracka
                                          Title: Chairman of the Board


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                                EXHIBIT INDEX
                                -------------

      1. Rights Agreement, dated as of June 20, 2003, by and between Ribapharm Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (Exhibit 4.2 to the Company's Current Report on Form 8-K filed on June 23, 2003).*

      2. Certificate of Designation of Series A Junior Participating Preferred Stock of Ribapharm Inc. (Exhibit (e)(7) to the Company's
            Schedule 14D-9 filed on June 23, 2003).*

      3. First Amendment to Rights Agreement, dated as of July 2, 2003, by and between Ribapharm Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (Exhibit 4.1 to the Company's Current Report on Form 8-K filed on July 3, 2003).*

      4. Second Amendment to Rights Agreement, dated as of August 4, 2003, by and between Ribapharm Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (Exhibit 4.1 to the Company's Current Report on Form 8-K filed on August 5, 2003).*

* This item is hereby incorporated by reference from the exhibits of the filing or report indicated and is hereby made a part of this Statement.


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